EXHIBIT 99.1

NETSOL TECHNOLOGIES LTD.  QUARTER ENDED SEPTEMBER 30, 2009

FINANCIAL RESULTS

•	Revenues increased by 3% over the last quarter of FY 2008-09
•	Gross profit rose by 34% over the last quarter of FY 2008-09
•	Net income improved to 57% of the revenues compared to 37% in the last quarter of FY 2008-09

NetSol Technologies, Ltd. (NetSol PK) posted revenues of Rs. 351.71 million which represents a increase of 3% as compared to Rs. 343.06 million reported in the immediately preceding quarter. Gross profit in the first quarter of fiscal year 2010 rose to Rs. 218.61 million i.e., 62% of revenues compared to Rs. 163.34 million in the immediate preceding quarter. NetSol PK’s net profit margin improved to 57% compared to37% achieved in the last quarter of FY 2008-09. Earnings per share were 2.67 Rupees compared to 1.61 Rupees per share reported in the immediate preceding quarter.